Exhibit 10.1

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

by and between

iGATE CORPORATION

and

MASTECH HOLDINGS, INC.

Dated as of September 30, 2008

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Services Agreement”) is made as of this 30th day of September, 2008 by and between iGATE Corporation, a Pennsylvania corporation (“iGATE”), and Mastech Holdings, Inc., a Pennsylvania corporation (“Mastech”).

WHEREAS, in order to provide greater flexibility for the management, capital requirements and growth of Mastech Business while ensuring that iGATE can focus its time and resources on the development of the iGATE Business, the Board of Directors of iGATE has determined that it is appropriate, desirable and in the best interests of iGATE and its stockholders to separate iGATE into two separate companies: one comprising the Mastech Business, which shall be owned and conducted, directly or indirectly, by Mastech, all of the common stock of which is intended to be distributed to iGATE’s shareholders, and one comprising the iGATE Business, which shall continue to be owned and conducted, directly or indirectly, by iGATE;

WHEREAS, iGATE and Mastech have entered into the Separation and Distribution Agreement (the “Separation Agreement”), dated as of the date hereof, in order to carry out, effect and consummate the Separation;

WHEREAS, prior to the Effective Time, the Mastech Business received certain services from iGATE and certain of its Subsidiaries and Affiliates;

WHEREAS, the Separation Agreement contemplates that iGATE and Mastech enter into this Services Agreement to properly document the transitional services to be provided by the iGATE Entities (as defined below) to the Mastech Entities (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Services Agreement and in the Separation Agreement, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions Incorporated. All capitalized terms not otherwise defined in this Services Agreement have the meaning ascribed to them in the Separation Agreement.

1.2 Additional Definitions. Unless the context otherwise requires, the following terms, and their singular or plural, used in this Services Agreement shall have the meanings set forth below:

(a) “Disbursement” shall have the meaning set forth in Section 5.8 of this Services Agreement.

(b) “Force Majeure” shall have the meaning set forth in Section 6.1 of this Services Agreement.

(c) “iGATE” shall have the meaning set forth in the Preamble.

(d) “iGATE Entities” means, collectively, iGATE and its Affiliates (and which shall not include any Mastech Entities).

(e) “iGATE Provided Services” shall have the meaning set forth in Section 2.1 of this Services Agreement.

(f) “Independent Accountants” shall have the meaning set forth in Section 3.4(d) of this Services Agreement.

(g) “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect or punitive damages (other than special, consequential, indirect and/or punitive damages) awarded to any third party against an indemnified party.

(h) “Mastech” shall have the meaning set forth in the Preamble.

(i) “Mastech Entities” means, collectively, Mastech and its Affiliates (and which shall not include any iGATE Entities).

(j) “Other Party” shall have the meaning set forth in Section 5.7 of this Services Agreement.

(k) “Party” means each of the entities set forth on the signature pages to this Services Agreement.

(l) “Paying Party” shall have the meaning set forth in Section 5.7 of this Services Agreement.

(m) “Pennsylvania Courts” shall have the meaning set forth in Section 9.7 of this Services Agreement.

(n) “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or successor thereto) from time to time as its prime rate in effect at its principal office in New York, New York. For purposes of this Services Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(o) “Provider” shall mean the person identified on Schedule A to this Services Agreement providing the services set forth therein.

(p) “Receipt” shall have the meaning set forth in Section 5.8 of this Services Agreement.

(q) “Receiving Party” shall have the meaning set forth in Section 5.8 of this Services Agreement.

(r) “Recipient” shall mean the person identified on Schedule A to this Services Agreement receiving the services set forth therein.

(s) “Responsible Party” shall have the meaning set forth in Section 5.7 of this Services Agreement.

(t) “Sales and Service Taxes” shall have the meaning set forth in Section 3.3(a) of this Services Agreement.

(u) “Separation Agreement” shall have the meaning set forth in the Recitals.

(v) “Term” shall have the meaning set forth in Section 4.1 of this Services Agreement.

ARTICLE 2

SERVICES PROVIDED

2.1 iGATE Provided Services. Pursuant to the terms of this Services Agreement, the iGATE Entities agree to provide, or cause to be provided, to the Mastech Entities the services described in Schedule A to this Services Agreement (the “iGATE Provided Services”).

2.2 Other Services. If, after the execution of this Services Agreement and prior to the six (6) month anniversary hereof, the Parties determine that a service provided to the Mastech Business as conducted by iGATE prior to the Effective Time was inadvertently omitted from the Schedules to this Services Agreement, then the Parties shall negotiate in good faith to attempt to agree to the terms and conditions upon which such services would be added to this Services Agreement, it being agreed that the charges for such services should be determined on a basis consistent with the methodology for determining the initial prices provided for herein (i.e., sufficient to cover a Provider’s reasonable estimate of its actual costs and, if applicable, consistent with the prices such Provider would charge to an Affiliate), in each case without taking into account any profit margin or projected savings from increased efficiency. Upon the Parties’ agreement on the fees and other specific terms and conditions applicable to such services, the Parties shall execute an amendment to this Services Agreement that provides for the substitution of the relevant Schedule, or additions or supplements to the relevant Schedule, in order to describe such service and the agreement upon the related fees and other specific terms and conditions applicable thereto.

2.3 Licenses and Consents. The Parties shall also use their commercially reasonable efforts to assist each other in obtaining licenses and/or consents with or from any of their current vendors or service providers who are providing services, products or licenses to them or to their Affiliates for the benefit of the Other Party, prior to the Distribution Date; provided that in no event shall such assistance by either Party require or be deemed to require such Party to incur any additional costs or make any additional payments to any such vendors or service providers. Except with respect to the obligations under this Section 2.3, each Party acknowledges and agrees that the other Party has no obligation to obtain licenses or consents with any vendor or service provider in connection with the iGATE Provided Services and that any failure by such Party to obtain any such license or consent will not constitute a breach of this Services Agreement or the negligence or willful misconduct of such Party; provided that failure to obtain any such license or consent shall not relieve any Provider of its obligations to provide the iGATE Provided Services set forth herein.

2.4 Independent Contractors. Except as otherwise agreed in writing by the Parties, in the performance of the iGATE Provided Services to be rendered hereunder, the iGATE Entities shall at all times act as independent contractors, and none is in any respect an agent, attorney, employee, representative, joint venturer or fiduciary of Mastech, and Mastech shall not declare or represent to any third party that any iGATE Entity is acting in any respect as agent, attorney, employee representative, joint venturer or fiduciary of the Mastech Entities. Neither the iGATE Entities, on the one hand, nor the Mastech Entities, on the other, shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.

ARTICLE 3

COMPENSATION

3.1 Compensation for iGATE Provided Services. The compensation for the iGATE Provided Services for the duration of the Term shall be as described for each individual service provided to the Mastech Entities as set forth on Schedule A.

3.2 Allocation of Certain Expenses.

(a) Each Provider shall bear the costs and expenses of obtaining any and all consents from third parties which may be necessary in connection with such Provider’s performance of its obligations hereunder, including the costs of obtaining the consent to the assignment of all leases of equipment and licenses of software which may be necessary to provide the services contemplated hereby.

(b) In addition to the payment of all compensation provided under Section 3.1, Recipient shall reimburse Provider for all reasonable out-of-pocket costs and expenses incurred by Provider or its Affiliates in connection with providing the applicable services hereunder (including all travel-related expenses) to the extent that such costs and expenses are not reflected in the compensation for such services on Schedule A; provided, however, any such expenses exceeding $5,000 per month (other than routine business travel and related expenses) shall require advance approval of Recipient. Any travel-related expenses incurred by Provider in performing the applicable services hereunder shall be incurred and charged to Recipient in accordance with Provider’s then applicable business travel policies.

(c) In the event that Recipient terminates any individual service as contemplated by Section 4.2 earlier than the expiration of the Term, Recipient shall reimburse Provider for any and all costs and expenses incurred by Provider or any of its subsidiaries as a result of such early termination by Recipient, including incremental early termination fees and other costs incurred in order to terminate or reduce the level of services provided by third parties under Contracts with Recipient or any of its subsidiaries, which services are affected by such early termination, such reimbursement to be due and payable within five Business Days following Recipient’s receipt of any invoice from Provider with respect to such costs and expenses.

3.3 Taxes.

(a) In addition to the compensation payable to Provider determined exclusive of the taxes payable by Recipient under this Section 3.3, Recipient will pay and be liable for all sales, service, value added, lease, use, transfer, consumption or similar taxes levied and measured by: (i) the cost of services provided to Recipient under this Services Agreement or (ii) Provider’s cost in acquiring property or services used or consumed by Provider in providing iGATE Provided Services under this Services Agreement (the “Sales and Service Taxes”). Such taxes will be payable by Recipient to Provider in accordance with Article 3 or as otherwise mutually agreed in writing by the parties and under the terms of the applicable law which govern the relevant Sales and Service Tax. Recipient’s obligation to pay Sales and Service Taxes under this Section 3.3 shall be subject to the receipt of (i) a computation of the Sales and Service Taxes payable under this Section 3.3 identifying the nature and amount of the goods or services on which the Sales and Service Tax is assessed and the applicable rate and (ii) a valid and customary invoice (or other document) under the terms of applicable law for each Sales and Service Tax. If Recipient complies with the terms of this Section 3.3 regarding the payment of Sales and Service Taxes, it shall not be liable for any interest, penalties or other charges attributable to Provider’s improper filing relating to Sales and Service Taxes or late payment or failure to remit Sales and Service Taxes to the relevant taxing authority.

(b) Each of Provider and Recipient shall pay and be responsible for their own personal property taxes and taxes based on their own income or profits or assets.

3.4 Terms of Payment; Dispute Resolution; Audits.

(a) Provider shall invoice the Recipient for the iGATE Provided Services provided by Section 3.1 monthly in advance on the first calendar day of each month of the term following the date hereof (or the first business day following each such date). Provider shall also provide invoices to Recipient monthly in arrears for amounts, such as Sales and Service Taxes and out-of-pocket or other expenses, that are payable in addition to the flat fee for service that was paid in advance pursuant to the first sentence of this Section 3.4. Payment shall be made by Recipients within thirty (30) days after receipt of an invoice and other required documentation. No Recipient shall withhold any payments to its Provider under this Services Agreement and such payments shall be made without any other set-off or deduction, notwithstanding any dispute that may be pending between them, whether under this Services Agreement or otherwise (any required adjustment being made on subsequent invoices). Subject to the provisions of Section 3.4(c), amounts not paid on or before the date required to be paid hereunder shall accrue interest at a rate per annum equal to the then effective Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(b) All amounts due for services rendered pursuant to this Services Agreement shall be billed and paid in the currency in which the rate for such service is quoted, as stated herein or as shown on Schedule A hereto.

(c) If there is a dispute between any Recipient and any Provider regarding the amounts shown as billed to such Recipient on any invoice, such Provider shall furnish to such Recipient reasonable documentation to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the services in question where applicable and practicable. Upon delivery of such documentation, such Recipient and such Provider shall cooperate and use their best efforts to resolve such dispute among themselves. If such disputing parties are unable to resolve their dispute within thirty (30) days of the initiation of such procedure, and such Recipient believes in good faith and with a reasonable basis that the amounts shown as billed to such Recipient are inaccurate or are otherwise not in accordance with the terms of this Services Agreement, then such Recipient shall have the right, at its own expense, to have any disputed invoice(s) audited as provided in Section 3.4(d).

(d) Any audit pursuant to Section 3.4(c) shall be limited solely to the purpose of verifying the amounts in dispute and shall be made by an independent certified public accounting firm selected and paid for by the Recipient initiating such audit and reasonably satisfactory to the Provider being audited (such accounting firm, the “Independent Accountants”). Any such audit shall be reasonably conducted by the Independent Accountants during the normal business hours of the Provider being audited. Such Provider shall reasonably cooperate with the Independent Accountants and shall make available to the Independent Accountants all applicable cost and other data may be reasonably necessary for the sole purpose of verifying the amounts in dispute. The Independent Accountants shall not disclose any of the underlying data and information to said Recipient or to any other Person (except may be required by law) and, prior to any such audit the Independent Accountants shall, if requested by the Provider being audited, enter into a confidentiality agreement reasonably acceptable to such Provider.

ARTICLE 4

TERM AND TERMINATION

4.1 Term. The term of this Services Agreement shall commence at the Effective Time and shall expire on the latest date on which any service is to be provided as indicated on Schedule A (the “Term”). The obligation of any Recipient to make a payment for services previously rendered shall not be affected by the expiration of the Term and shall continue until full payment is made.

4.2 Termination of Individual Services. Upon the mutual agreement of the Parties, a Recipient may terminate at any time during the Term any individual service provided under this Services Agreement on a service-by-service basis (and/or location-by-location basis where individual service is provided to multiple locations of a Recipient) upon written notice to the Provider identifying the particular service (or location) to be terminated and the effective date of termination, which date shall not be less than thirty (30) days after receipt of such notice unless the Provider otherwise agrees. The termination of any individual iGATE Provided Service pursuant to this Section 4.2 shall not affect this Services Agreement with respect to the iGATE

Provided Services not terminated under this Section 4.2. In addition, upon the mutual agreement of the Parties, a Provider may terminate at any time during the Term any individual service provided under this Services Agreement upon written notice to the Recipient identifying the particular service to be terminated and the effective date of termination if the employee that was providing the applicable service is no longer employed by the Provider (and there is no other employee employed by Provider at the time that could reasonably provide such service).

4.3 Termination of Agreement. This Services Agreement shall terminate on the earliest to occur of (a) the latest date on which any service is to be provided as indicated on Schedule A, (b) the date on which the provision of all services has terminated or been canceled pursuant to Section 4.2, and (c) the date on which this Services Agreement is terminated pursuant to Section 4.4.

4.4 Breach of Agreement. If either Party shall materially breach any of its obligations under this Services Agreement, including, but not limited to, any failure to perform any services or to make payments when due, and said Party does not cure such breach within fifteen (15) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Services Agreement, including the provision of services pursuant hereto, immediately by providing written notice of termination. The failure of a Party to exercise its rights hereunder with respect to a breach by the other Party shall not be construed as a waiver of such rights nor prevent such Party from subsequently asserting such rights with regard to the same or similar defaults. In the event of a termination of this Services Agreement, Provider shall be entitled to all outstanding amounts due from Recipient for the provision of iGATE Provided Services rendered prior to the date of termination.

4.5 Effect of Termination. In the event this Services Agreement is validly terminated as provided herein, each of the Parties shall be relieved of its duties and obligations arising hereunder after the date of such termination, provided, however, that (i) the provisions set forth in Articles 4, 7, 8 and 9 hereof shall survive any termination of this Services Agreement and (ii) such termination in and of itself shall not relieve a Party of liability for a breach prior to the date of such termination. For the avoidance of doubt, in the event of any termination of one or more iGATE Provided Services, the Fees applicable to such iGATE Provided Services, in accordance with Article 3 above, shall no longer be charged or due after the effective date of such termination and in the event of a material reduction by a Recipient of the amount of the iGATE Provided Services it elects to continue to receive, the Fees applicable to such iGATE Provided Services shall be appropriately reduced thereafter if costs to the Provider are correspondingly reduced as a result of such reduction.

ARTICLE 5

CERTAIN COVENANTS

5.1 Reasonable Care. Each Provider shall perform the services that it is required to provide to its respective Recipient(s) under this Services Agreement with reasonable skill and care and shall use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business (including, as to level, quality and timeliness). Each Provider shall take necessary measures to protect the respective Recipient’s data that is processed by such Provider from destruction, deletion or unauthorized change and allow its recovery in events of Force Majeure; provided, however, that a Provider shall be deemed to have satisfied this obligation if the measures taken to protect and recover Recipient’s data are reasonably equivalent to what it uses in carrying out its own business.

5.2 Cooperation. It is understood that it will require significant efforts of all Parties to implement this Services Agreement and ensure performance hereunder at the agreed upon level (subject to all the terms and conditions of this Services Agreement). The Parties will cooperate (acting in good faith and using reasonable commercial efforts) to effect a smooth and orderly transition of the services provided hereunder from the Providers to the respective Recipients including, without limitation, the separation of the Mastech Business from the businesses retained by the iGATE Entities; provided, however, that this Section 5.2 shall not require any Party hereto to incur any out-of-pocket expenses unless and except expressly provided otherwise herein or in the Separation Agreement.

5.3 Assets. To the extent that any of the assets required to provide any iGATE Provided Services have become the property of Mastech pursuant to the Separation, each Party hereby grants to the other Party a limited, non-exclusive license to use such assets, for a period not to exceed the Term, for the purpose of providing such iGATE Provided Services on the terms and subject to the conditions set forth in this Services Agreement.

5.4 Points of Contact. Each Provider and Recipient has named a point of contact as set forth on Schedule A. Such points of contact shall be responsible for the implementation of this Services Agreement between the respective Provider and its Recipient, including resolution of any issues which may arise during the performance hereunder on a day to-day basis.

5.5 Personnel. Each Provider, in providing the services, as it deems necessary or appropriate in its sole discretion, may (a) use the personnel of the Provider or its Affiliates (it being understood that such personnel can perform the services on behalf of the Provider on a full-time or part-time basis, as determined by Provider or its Affiliates) and (b) employ the services or third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of the Provider or are reasonably necessary for the efficient performance of any such services. In performing the services, employees and representatives of Provider shall be under the direction, control and supervision of Provider (and not the Recipient) and the Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives (it being understood that Recipient has no right hereunder to require that Provider perform the services hereunder with specifically identified employees and that the assignment of employees to perform such services shall be determined in the sole discretion of Provider). Individuals employed by the iGATE Entities who provide iGATE Provided Services pursuant to this Services Agreement shall in no respect be considered employees of Mastech or any of the Mastech Entities.

In addition, Provider shall not be required to provide any service to the extent the provision of such service requires Provider to hire any additional employees or maintain the employment of any specific employee.

The Parties hereby agree that neither Party is under any obligation to enter into any engagements with new third party service providers in connection with this Services Agreement unless (i) the Party is entering into such new engagements with respect to its own internal business or in its ordinary course of business and (ii) the other Party is not able to engage its own third party service providers with respect to the same subject matter within the applicable timing needs of such Party.

5.6 Further Assurances. From time to time after the date hereof, without further consideration, each Party shall use reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable laws, and execute and deliver such documents as may be required or appropriate to carry out the provisions of this Services Agreement and to consummate, perform and make effective the transactions contemplated hereby.

5.7 Migration Projects. Each Provider will provide the respective Recipient with reasonable support necessary to transition or migrate the services to Recipient or any third party or parties chosen by the Recipient, which may include consulting and training and providing reasonable access to data and other information and to Provider’s employees; provided, however, that such activities shall not unduly burden or interfere with Provider’s business and operations.

5.8 Certain Disbursements/Receipts. The Parties hereto contemplate that, from time to time on or after the Effective Time, iGATE Entities and/or Mastech Entities (any such party, the “Paying Party”), as a convenience to another Mastech Entity or iGATE Entity, as the case may be (the “Responsible Party”), in connection with the transactions contemplated by this Services Agreement or the Separation Agreement, may make certain payments that are properly the responsibility of the Responsible Party (whether pursuant to the Separation Agreement or this Services Agreement or otherwise (any such payment made, a “Disbursement”)). Similarly, from time to time on or after the Effective Time, iGATE Entities and/or Mastech Entities (any such party, the “Receiving Party”) may receive from third parties certain payments to which another Mastech Entity or iGATE Entity, as the case may be, is entitled (any such Party, the “Other Party”, and any such payment received, a “Receipt”). Accordingly, with respect to Disbursements and Receipts, the Parties hereto agree as follows.

(a) Disbursements.

(i) A Paying Party may request reimbursement for Disbursements made by check within seven (7) Business Days after notice of such Disbursement has been given to the Responsible Party in writing and with mutually acceptable supporting documentation.

(ii) In case of a Disbursement by wire, if notice in writing and with mutually acceptable supporting documentation has been given by 2:00 p.m. of the Responsible Party’s local time at least one (1) Business Day prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment (in the local currency equivalent paid by the Paying Party) on the date the Disbursement is made by the Paying Party. If notice as provided above has not been given prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment (in the local currency equivalent paid by the Paying Party) within three (3) business days after receipt by the Responsible Party of such notice from the Paying Party.

(b) Receipts. A Receiving Party shall remit Receipts to the Other Party (in the same currency as such payment is received) within three (3) business days of receipt thereof.

(c) Certain Exceptions. Notwithstanding anything to the contrary set forth above, if, with respect to any particular transaction(s), it is impossible or impracticable under the circumstances to comply with the procedures set forth in subsections (a) and (b) of this Section 5.8 (including the time periods specified therein), the parties will cooperate to find a mutually agreeable alternative that will achieve substantially similar economic results from the point of view of the Paying Party or the Other Party, as the case may be; i.e., an alternative pursuant to which the Paying Party will not incur any material interest expense or the Other Party will not be deprived of any material interest income; provided, however, that if a Receiving Party cannot comply with the procedures set forth in subsection (b) of this Section 5.8 because it does not become aware of a Receipt on behalf of the other Party in time (e.g. because of the commingling of funds in an account), such Receiving Party shall remit such Receipt (without interest thereon) to the other Party within twenty-four (24) hours after it becomes aware of such Receipt.

(d) Interest Rate. The rate for any interest income or expense that is paid or payable pursuant to Section 5.8(c) shall be the Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower).

ARTICLE 6

FORCE MAJEURE

6.1 Force Majeure. No Provider (or any Person acting on its behalf) shall bear any responsibility or liability for any losses arising out of any delay, inability to perform or interruption of its performance of obligations under this Services Agreement due to any acts or omissions of its respective Recipient or for events beyond its reasonable control (hereinafter referred to as “Force Majeure”) including, without limitation, acts of God, act of governmental authority, act of the public enemy or due to war, terrorism, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs or any other cause beyond the reasonable control of the Party whose performance is affected by the Force Majeure event. In such event, the obligations hereunder of the Provider in providing such service, and the obligations of the Recipient to pay for any such service, shall be postponed for such time as its performance is suspended or delayed on account thereof.

ARTICLE 7

INDEMNITY

7.1 Indemnity.

(a) The liability of Provider with respect to this Services Agreement or in connection with the performance, delivery or provision of any iGATE Provided Service provided under this Services Agreement shall be limited to the Indemnifiable Losses of Recipient arising from Provider’s willful misconduct or gross negligence; provided, that in no event shall the liability exceed the fees previously paid to Provider by Recipient in respect of the iGATE Provided Service from which such liability flows.

(b) Recipient hereby agrees to indemnify Provider and its Affiliates from any and all Indemnifiable Losses resulting from any Action relating to Provider’s conduct in connection with the provision of iGATE Provided Services to Recipient under this Services Agreement, except to the extent such Indemnifiable Losses arise out of the willful misconduct or gross negligence of Provider or any of its employees, agents, officers and directors. Provider hereby agrees to indemnify Recipient and its Affiliates from any and all Indemnifiable Losses resulting from a demand, claim, lawsuit, action or proceeding relating to Provider’s willful misconduct or gross negligence in connection with the provision of iGATE Provided Services to Recipient under this Services Agreement. The Persons entitled to indemnification pursuant to the foregoing shall be third party beneficiaries of the rights to indemnification described in this Section 7.1(b).

7.2 Indemnification for Third Party Claims. From and after the Distribution Date, iGATE shall indemnify, defend and hold harmless the Mastech Indemnitees and Mastech shall indemnify, defend and hold harmless the iGATE Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of, in connection with or as a result of a Third Party Claim against the Indemnified Party if and to the extent any such Indemnifiable Loss is attributable to the Indemnifying Party.

(a) If an Indemnified Party shall receive notice or otherwise learn of any Third Party Claim, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 7.2 of this Services Agreement, such Indemnified Party shall give such Indemnifying Party prompt written notice thereof and, in any event, within ten (10) Business Days after such Indemnified Party received notice of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 7.2(a) shall not relieve the related Indemnifying Party of its obligations under this Article 7, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s Expense, separate counsel as required by the applicable rules of professional conduct and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the Indemnitee(s).

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.2(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Services Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 7.2(b), it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent (not to be unreasonably withheld) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article 7 shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Services Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article 7 against any Indemnifying Party.

(g) Any Indemnitee that has made a claim for indemnification pursuant to this Article 7 shall use commercially reasonable efforts to mitigate any Indemnifiable Losses in respect thereof.

7.3 Indemnification Payments. Indemnification required by this Article 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

7.4 Limitation on Damages.

(a) Notwithstanding the foregoing, no Party shall be liable for any special, consequential, indirect or punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party) with respect to its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, whether such damages or other relief are sought based on breach of contract, negligence, strict liability or any other legal or equitable relief.

(b) For avoidance of doubt, this Article 7 applies solely to the specific matters and activities covered by this Services Agreement (and not to matters specifically covered by the Separation Agreement and the Ancillary Agreements).

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. With respect to any information disclosed by one Party to another Party for the purpose of performing the iGATE Provided Services under this Services Agreement or otherwise accessible to such other Party during the performance hereunder, the Parties shall follow the provisions with respect to confidentiality and access to information set forth in Article VI of the Separation Agreement, which Article is incorporated herein by reference as if stated herein in its entirety.

ARTICLE 9

MISCELLANEOUS

9.1 Dispute Resolution; Continuation of iGATE Provided Services Pending Outcome of Dispute. In the event of any dispute between the Parties or between Providers and Recipients, such disputing Parties shall first attempt to resolve such disputes by negotiating in fairness and good faith. If, after a reasonable period of time, the Parties have been unable to resolve such dispute, the Parties shall follow the dispute resolution procedures set forth in Article VII of the Separation Agreement, which Article is incorporated herein by reference as if stated herein in its entirety. Notwithstanding the existence of any dispute between the Parties, no Provider shall discontinue the supply of any service provided for herein, unless so provided in an arbitral determination that the respective Recipient is in default of obligation under this Services Agreement.

9.2 Notices. Any notice provided or permitted to be given to a Party under this Services Agreement must be in writing, and may be served by depositing same in the mail, addressed to the Person to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice given by registered or certified mail shall be deemed given and effective on the date of delivery as shown on the return receipt. Notice may be served in any other manner including telex, telecopy or telegram but shall be deemed given and effective as of the time of actual delivery thereof to the addressees. For purposes of the giving of notice, lessees and lessors shall be notified at the addresses of their respective leased premises and iGATE and Mastech shall be notified at the addresses listed below:

To iGATE:

iGATE Global Solutions Limited

158-162 & 165-170 EPIP Phase II Whitefield

Bangalore, India 560 066

Attn: Sujit Sircar

E-mail: sujit.sircar@igate.com

Facsimile: 41259090

To Mastech:

Mastech Holdings, Inc.

1000 Commerce Drive

Pittsburgh, PA 15275

Attn: Jack Cronin

E-mail: john.cronin@mastech.com

Facsimile: 412-494-9272

Any Party may change its respective address for notice by the giving of notice of such change in the manner provided above.

9.3 Entire Agreement; Amendment. Except for those matters provided for in the Separation Agreement or the other agreements contemplated therein, this Services Agreement sets forth the entire agreement of the Parties with respect to its subject matter. This Services Agreement shall not be modified or amended except by written instrument executed by each Party; provided, however, that a modification or amendment affecting only the services to be provided between a certain Provider and its Recipient or the adjustment of the price related thereto does not require signature by the Parties. Schedule A to this Services Agreement shall be deemed incorporated in this Services Agreement and shall form a part of it.

9.4 Waiver. The failure of a Party to insist upon strict performance of any provision of this Services Agreement shall not constitute a waiver of, or estoppel against, asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

9.5 Severability. If any of the terms and conditions of this Services Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter of this Services Agreement, such contravention or invalidity shall not invalidate the entire Services Agreement. Instead, this Services Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and equitable adjustment shall be made and necessary provisions added so as to give effect to the intention of the Parties as expressed in this Services Agreement at the time of the execution of this Services Agreement and of any amendments to this Services Agreement.

9.6 Governing Law. This Services Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the Commonwealth of Pennsylvania.

9.7 Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of any courts of the Commonwealth of Pennsylvania or courts of the United States of America sitting in Allegheny County, Pennsylvania (the “Pennsylvania Courts”), and any appellate courts from any thereof. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 9.2 shall be effective service of process for any action, suit or proceeding in the Pennsylvania Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.7. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Services Agreement or the transactions contemplated hereby in the Pennsylvania Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. SUBJECT TO SECTION 9.7, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS SERVICES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SERVICES AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS SERVICES AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS SERVICES AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Construction. The headings in this Services Agreement are not to be considered part of this Services Agreement and are inserted for convenience, identification and reference only and are not intended to interpret, define, or limit the scope, extent, or intent of this Services Agreement or any provision of this Services Agreement. Whenever the context requires, the gender of all words used in this Services Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural.

9.10 Counterpart Execution. This Services Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Services Agreement or any other documents pursuant to this Services Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

9.11 Successors and Assigns.

(a) This Services Agreement shall inure to the benefit of and shall be binding upon the Parties, their respective legal representatives, successors, and permitted assignees, and all Persons claiming by, through, or under right of any of the aforesaid Persons. This Services Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that no consent shall be required in the case of assignment by an iGATE Entity to a direct or indirect Subsidiary of iGATE or by a Mastech Entity to a direct or indirect Subsidiary of Mastech, and provided further that no such assignment shall relieve any Party of any of its obligations hereunder. Notwithstanding the foregoing, a Party may assign this Services Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Services Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Services Agreement as if named as a “Party” hereto.

(b) At the request of any Provider or Recipient that is a Party hereto, any other Provider or Recipient that is receiving benefits or has obligations hereunder and is not a signatory hereto shall execute and deliver to the other Parties a counterpart hereof. The failure of any Person that is receiving benefits or has obligations hereunder to execute a counterpart hereof shall not affect the enforceability of this Services Agreement against such Person or against any other Party hereto.

9.12 No Third Party Rights. The provisions of this Service Agreement are intended to bind the Parties to each other and are not intended and do not create rights in any other person, including any employee of the Mastech Business or iGATE, and, except as provided in Section 7.1(b), no Person is intended to be or is a third party beneficiary of any of the provisions of this Services Agreement.

9.13 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Services Agreement, that this Services Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Services Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

9.14 No Circumvention. The Parties agree not to directly or indirectly take any actions or cause, allow or act in concert with any Person who takes an action (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Services Agreement or any Ancillary Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Transition Services Agreement as of the date first written above.

iGATE CORPORATION

By	/s/ Phaneesh Murthy
Name:	Phaneesh Murthy
Title:	President and Chief Executive Officer

MASTECH HOLDINGS, INC.

By	/s/ Steve Shangold
Name:	Steve Shangold
Title:	President and Chief Executive Officer

[Signature Page to Transition Services Agreement]